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                                                                    EXHIBIT 10.1

[Geerlings & Wade Letterhead]

                               September 12, 2001

Mr. Richard E. Libby
51 Willowdale Road
Topsfield, MA  01983

Dear Rick:

      Geerlings & Wade, Inc. (the "Company") is pleased to offer you employment in the position of Chief Marketing Officer. This letter and your response constitute the Agreement between you and the Company concerning the terms and conditions of that employment.

      1. Employment and Position. Employment will commence on September 17, 2001, or such earlier date to which you and the Company agree. You will be employed on a full-time basis as Chief Marketing Officer, reporting to the Chief Executive Officer of the Company. Your duties will include those intrinsic to your position and such other duties, reasonably consistent with your position, as may be assigned to you from time to time.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time.

      2. Compensation and Benefits.

Signing Bonus. The Company shall pay you a one-time signing bonus of $10,000 within one week of your commencement of employment with the Company.

Base Salary. During employment, the Company will pay you a base salary at the rate of $180,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Company in its discretion.

Bonuses. You will be eligible to earn a bonus of up to $12,500 per quarter (to a maximum of $50,000 per year) during employment. The amount of any bonus awarded you shall be based on quarterly objectives determined by the Company after consultation with you. Objectives may include, among others, sales, operating profit, budget, customer house file growth and development of new marketing program targets.



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Stock Option. The Company will grant you an option to purchase 50,000 shares of its common stock (the "Option"), subject to the approval of the Company's Board of Directors Compensation Committee. The Option will vest during your employment in three equal increments, on the first three anniversaries of the date of grant, and will have an exercise price equal to the fair market value of the Company's common stock on the date the Option is granted. The Option will be subject to the terms and conditions of the Company's stock option plan as in effect from time to time (the "Plan") and the terms and conditions of the stock option certificate and any stock restriction agreement and other provisions generally applicable to options granted to Company employees. Option vesting shall accelerate on a change of control, as defined in the Plan.

Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect generally for Company employees, subject to plan terms and applicable Company policies.

Vacation. You will be entitled to three weeks of paid vacation per year, subject to Company policies as in effect from time-to-time.

Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to Company reimbursement policies as in effect from time to time.

Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

      3. Termination of Employment. Employment shall continue until terminated by you or the Company as follows:

Termination by You. You may terminate your employment upon sixty days' written notice.

Termination by the Company. The Company may terminate your employment other than for Cause or disability upon notice to you, in which event, it will provide you three months' salary continuation if the termination occurs after you have been continuously employed by the Company for three months or six months' salary continuation if the termination occurs after you have been continuously employed by the Company for twelve months. In the event you become disabled from working for more than 90 days in any twelve month period, the Company may elect to terminate your employment by written notice.

The Company may terminate your employment for Cause upon notice to you. "Cause" means your failure to perform, or serious negligence in performance, of your duties to the Company or its Affiliates; breach of your obligations under
Section 4 of this Agreement; or serious misconduct that could be harmful to the business or reputation of the Company or any of its Affiliates.


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For purposes of this Agreement, "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

Effect of Termination. In the event of termination of your employment, you will be entitled to salary earned but not paid through the date of termination, bonus compensation, if any, awarded but not yet paid, vacation time earned but not used through the date of termination and business expenses reimbursable under Company policies and not yet reimbursed. Except for severance pay provided in the event of termination by the Company other than for Cause or disability, no compensation is earned after termination of employment. Provisions of this Agreement shall survive termination if so provided in this Agreement (including without limitation your obligations under Section 4, below) or if necessary or desirable for the enforcement of other surviving provisions.

      4. Confidential Information and Restricted Activities.

Confidentiality and Assignment of Rights. You agree that you will not use or disclose to any other person or entity (except as required for the proper performance of your regular duties for the Company) any Confidential Information, as defined below. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

You also agree to assign to the Company any Intellectual Property, as defined below, which you create or develop during employment (alone or with others, on or off Company premises) which relates to the business of the Company or any of its Affiliates or which utilizes the Confidential Information, facilities or equipment of the Company or its Affiliates. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

"Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any person or entity with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

"Intellectual Property" means all inventions, discoveries, compositions, concepts, ideas and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (alone or with others, on or off Company premises) during the term of this Agreement that relate in any way to the business, products or services of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates.

Conflicts of Interest and Non-Competition. You agree that some restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential


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Information and other legitimate interests of the Company and its Affiliates.
While you are employed by the Company and for twelve (12) months after your employment terminates, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during your employment, including without limitation any activity that involves the retail sale of wine or wine accessories via the mails or the Internet.

Enforcement of Covenants. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to this Section 4. You agree that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of the covenants contained in this Section, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. It is further agreed that, in the event that any provision of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

      5. Conflicting Agreements. In signing this Agreement, you give the Company assurance that your signing this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or court order that would affect the performance of your obligations under this agreement. You agree that you will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without that party's consent.

      6. Miscellaneous.

This offer of employment with the Company is contingent on the following: (1) the Company's receipt from two previous employers of references that are satisfactory to the Company and (2) the Company's verification of your identity and eligibility to work in the U.S., which shall require your completion of the enclosed Form I-9 and your provision to the Company of the appropriate documents listed on that Form.

This letter contains the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment and all matters related thereto. This Agreement may not be


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modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company.

      If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided and return it to me, at which time this letter and that copy will take effect as a binding agreement between you and the Company on the basis set forth above.

                                            Sincerely yours,
                                            GEERLINGS & WADE

                                            By:      /s/ David R. Pearce
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                                                     David Pearce
                                                     President

Accepted and Agreed:

/s/ Richard E. Libby
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Date:    9-17-2001
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